SUB-ITEM 77Q1: Exhibits

In addition to the materials provided pursuant to sub-items 77C through 77P, if any, and subject to Rule 201.24 of the General Rules of Practice regarding incorporation by reference and the rules applicable to electronic submission of filings, the following exhibits shall be filed as part of this form, if not previously filed:

(a) Copies of any material amendments to the registrant’s charter or by-laws;

(b) Copies of the text of any proposal described in answer to sub-item 77D;

(c) Copies of the amendments to all constituent instruments and other documents described in answer to sub-item 77G;

(d) Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I;

(e) Copies of any new or amended Registrant investment advisory contracts;

(f) Letters from the registrant and the independent accountants furnished pursuant to sub-items 77K and 77L;

(g) Copies of any merger or consolidation agreement, and other documents relevant to the information sought in sub-item 77M, above.

SUB-ITEM 77Q2:

For closed-end management companies except small business investment companies, furnish the information called for by Item 405 of Regulation S-K [17 CFR 229.405]. Notwithstanding requirements in General Instruction A of this Form to file all items except Items 80 through 85 semi-annually, registrants need complete this paragraph of the sub-item only once each year as an annual supplement to the form filed after the end of a registrant’s fiscal year.

SUB-ITEM 77Q3:

Furnish any other information required to be included as an exhibit pursuant to such rules and regulations as the Commission may prescribe.